Exhibit 10.3

August 3, 2023

Jennifer Chien

Dear Jennifer,

On behalf of Rhythm Pharmaceuticals, Inc. (the “Company”), I am pleased to set forth below the updated terms of your employment with the Company. You and the Company previously were parties to the employment offer letter, dated September 25, 2020 (the “Prior Letter”). This letter agreement amends and supersedes the Prior Letter in its entirety.

Employment. You are currently the Company’s Executive Vice President, Head of North America, reporting to David Meeker, the Company’s President & Chief Executive Officer. You will be responsible for performing the duties associated with the position above or as the Company may otherwise assign to you. Your primary place of employment will be in the Company’s offices located in Boston, Massachusetts; however, you will be expected to travel as may be necessary to fulfill your responsibilities. In the course of your employment with the Company, you will be subject to, and required to comply with, all Company policies and all applicable laws and regulations.

Base Salary. Your current base salary is $473,000 annualized, subject to all required and elected taxes and other withholdings. Your base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

Annual Incentive Bonus. Following the end of each fiscal year and subject to the approval by the Company’s Board of Directors or an authorized committee thereof (the “Board”), in its sole discretion, you will be eligible to earn an incentive bonus, based on your performance and the Company’s performance, each during the applicable fiscal year, and subject to your continued employment in good standing on the date of payment of such incentive bonus. Your current target annual incentive bonus opportunity is 40% of your annualized base salary.

Equity Grants. Any existing grants of equity you have in the Company will be treated consistent with the terms of the applicable agreements under which such awards have been granted. You may be awarded additional equity grants from time to time in accordance with normal business practice and in the sole discretion of the Board. The terms of any future equity grant will be consistent with any plan under which they are granted and the terms of the applicable agreement under which the award(s) are granted.

Benefits. You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, subject to the terms and conditions of those programs. The Company’s benefits programs are subject to change at any time in the Company’s sole discretion.

Vacation. You will be eligible for annual paid vacation of four (4) weeks, accrued over the course of the year. Your accrual and use of vacation time will be pursuant and subject to any vacation or time off policy the Company may establish or modify from time to time. The Company’s vacation policy is subject to change at any time in the Company’s sole discretion.

Severance. If the Company terminates your employment without Cause (as defined below) or you resign your employment with the Company for Good Reason (as defined below) (in either event, a “Qualifying Termination”), then, subject to your execution of a general release of claims in a form acceptable to the Company (the “Release”), the expiration of any revocation period provided in the Release and your continued compliance with the terms of the NDA (as defined below) (collectively, the “Severance Conditions”), the Company will provide severance pay to you in an amount equal to your then current base salary rate for a period of nine (9) months (the “Regular Severance Amount”).

Jennifer Chien, page 2

August 3, 2023

If there is a Qualifying Termination during the period that begins on (and including) the date that is three (3) months prior to and ending on (and including) the date that is twelve (12) months after a Change of Control (as such term is defined in the Company’s 2017 Equity Incentive Plan, as may be amended and in effect from time to time or succeeded or superseded by a successor equity incentive plan) (such period, the “Change of Control Period”), then, subject to your satisfaction of the Severance Conditions, the Company will, in lieu of the Regular Severance Amount, provide you with severance pay in an amount (the “Change of Control Severance Amount”) equal to your then-current base salary rate for a period of twelve (12) months plus an amount equal to 100% of your target annual incentive bonus opportunity for the fiscal year in which such Qualifying Termination occurs.

Any severance amount to which you may be entitled under this letter agreement will be paid in accordance with the Company’s ordinary payroll practices, in substantially equal installments over a period of nine (9) months with respect to the Regular Severance Amount, or twelve (12) months with respect to the Change of Control Severance Amount, beginning on the first payroll date following the date that is sixty (60) days after the date of your Separation from Service (as defined below). To be eligible for any Regular Severance Amount, Change of Control Severance Amount, or COBRA reimbursement (as described below), you must execute and deliver the Release to the Company and allow it to become effective within thirty (30) days of your Separation from Service.

In addition, in the event of your Qualifying Termination, if following your Separation from Service (as defined below), you are eligible for and timely elect continued group medical plan coverage pursuant to COBRA, then, subject to your satisfaction of the Severance Conditions, the Company will reimburse you for or pay on your behalf the applicable premiums for you and your eligible dependents during the period commencing on the date of your Separation from Service and ending on the earlier to occur of (a) the final day of the applicable severance period and (b) the date you otherwise become ineligible for continued coverage under COBRA. Notwithstanding the foregoing, if the Company determines that it cannot provide such reimbursement of premiums to you without potentially violating applicable law, the Company shall not be obligated to make any such payments or reimbursements to you.

If the Qualifying Termination occurs during the Change of Control Period, then each outstanding and unvested equity award in the Company held by you shall immediately vest and, if applicable, become exercisable with respect to one hundred percent (100%) of the shares of equity of the Company subject thereto, as of immediately prior to the consummation of the Change of Control or, if later, your termination date. In order to give effect to the immediately preceding sentence and notwithstanding any provision of the applicable award agreement or plan to the contrary (for the avoidance of doubt, whether such equity award was granted before or after the date hereof and unless such equity award expressly states this provision shall not apply), if you experience a Qualifying Termination during the Change of Control Period but prior to a Change of Control, your outstanding and unvested equity awards will remain outstanding and eligible to vest upon the occurrence of a Change of Control within three (3) months after the date of your Qualifying Termination; provided, that (a) the equity awards will in all events remain subject to earlier termination in connection with a corporate transaction or event in accordance with the terms of the applicable award agreement and plan and (b) in no event will a stock option remain outstanding past the final expiration date of such option.

Jennifer Chien, page 3

August 3, 2023

To the extent permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any Severance Amount or Change of Control Severance Amount to which you are otherwise entitled pursuant to this letter agreement shall be (i) reduced by amounts outstanding under any indebtedness, obligations or liabilities owed by you to the Company; (ii) paid in lieu of any severance pay or benefits under any other severance pay plan, program, or policy of the Company, and (iii) reduced and offset by any severance pay or benefits, or similar amounts, payable to you due to your termination of employment under any labor, social or other governmental plan, program, law or policy, and should such other payments or benefits described above be payable, the Severance Amount or Change of Control Severance Amount, as applicable, shall be reduced accordingly or, alternatively, payments of Severance Amounts or Change of Control Severance Amounts previously made or provided will be treated as having been paid or provided to satisfy such other obligations.

409A Matters. Each installment payment provided under this letter agreement shall at all times be considered a separate and distinct payment for purposes of Section 409A of the Code. Notwithstanding anything in this letter agreement to the contrary, to the extent required to avoid a prohibited distribution under Section 409A of the Code, the benefits provided under this letter agreement will not be provided to you until the earlier of (a) the expiration of the six (6)-month period measured from the date of your Separation from Service with the Company or (b) the date of your death. Upon the first business day after expiration of the relevant period, all payments delayed pursuant to the preceding sentence will be paid in a lump sum and any remaining payments due will be paid as otherwise provided herein. In no event may you, directly or indirectly, designate the calendar year of any payment to be made to you under this letter agreement, to the extent such payment is subject to Section 409A of the Code. The Company makes no representations or warranty and shall have no liability to you or any other person if any provisions of this letter agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, Section 409A of the Code. Notwithstanding anything herein to the contrary, in the event that any compensation or benefit that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, becomes payable upon the occurrence of a Change of Control, such compensation or benefit shall not be paid unless such Change of Control constitutes a “change in control event” within the meaning of Section 409A of the Code.

Withholding Taxes. All payments and benefits described in this letter agreement or that you may otherwise be entitled or eligible to receive as a result of your employment with the Company will be subject to applicable federal, state and local tax withholdings.

280G Matters. Notwithstanding any other provisions of this letter agreement, any Company plan or any other agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of you, whether paid or payable or distributed or distributable pursuant to the terms of this letter agreement or otherwise (all such payments and benefits, including the severance payments and benefits hereunder, the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided below) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

Jennifer Chien, page 4

August 3, 2023

The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A of the Code, (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A of the Code, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A of the Code and (iv) reduction of any payments or benefits otherwise payable to you on a pro-rata basis or such other manner that complies with Section 409A of the Code; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.

All determinations regarding the application of this 280G Matters section shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “Independent Advisors”). For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this 280G Matters section, you agree to promptly return the excess amount to the Company.

Definitions.

Separation from Service. For purposes of this letter agreement, “Separation from Service” means a “separation from service” within the meaning of Section 409A of the Code.

Cause. “Cause” shall mean the occurrence of any of the following events: (i) your commission of any crime involving the Company, or any crime involving fraud, breach of trust, physical or emotional harm to any person, moral turpitude or dishonesty; (ii) any unauthorized use or disclosure by you of the Company’s proprietary information (other than any such use or disclosure that is not intentional and is not material); (iii) any intentional misconduct or gross negligence by you that has a material adverse effect on the Company’s business or reputation; (iv) any material breach by you of any agreement between you and the Company that is not cured within thirty (30) days after receipt of written notice from the Company describing any such breach; or (v) your repeated and willful failure to perform the duties, functions and responsibilities of your position after a written warning from the Company.

Good Reason. “Good Reason” shall mean your resignation from all positions you then hold with the Company if: (A) without your written consent (i) there is a material diminution in the nature or scope of your responsibilities, duties, authority, or title; (ii) there is a material reduction of your base salary; provided, however, that a material reduction in your base salary pursuant to a salary reduction program affecting all or substantially all of the employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees shall not constitute Good Reason; or (iii) you are required to relocate your primary work location to a facility or location that would increase your one way commute distance by more than thirty-five (35) miles from your primary work location as of immediately prior to such change, (B) you provide written notice outlining such conditions, acts or omissions to the Company’s Chief Executive Officer, President, or General Counsel within thirty (30) days immediately following such material change or reduction, (C) such material change or reduction is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice and (D) your resignation is effective not later than thirty (30) days after the expiration of such thirty (30) day cure period.

Jennifer Chien, page 5

August 3, 2023

Invention, Non-Disclosure, Non-Competition and Non-Solicitation Obligations. The Employee Confidentiality, Assignment of Inventions, Non-Competition and Non-Solicitation Agreement, attached hereto as Exhibit A (the “NDA”), which you previously executed and delivered for the benefit of the Company, remains in full effect.

At Will Employment. This letter agreement shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will. Similarly, nothing in the letter agreement shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as otherwise explicitly set forth in this letter agreement.

Cooperation. During your employment with the Company and thereafter, you shall cooperate with the Company and be reasonably available to the Company with respect to continuing and/or future matters relating to your employment period with the Company and/or its affiliates, whether such matters are business-related, legal, regulatory or otherwise (including, without limitation, your appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into your possession). Following your employment term with the Company, the Company shall reimburse you for all reasonable out of pocket travel expenses incurred by you in rendering such services that are approved by the Company.

Representations. You hereby represent and warrant to the Company that the execution, delivery and performance of this letter agreement by you do not and shall no conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound.

Entire Agreement. This letter agreement constitutes the entire agreement and understanding between you and the Company with respect to the subject matter hereof and terminates and supersedes any and all prior agreements, understandings and representations, whether written or oral (including, without limitation, the Prior Letter), by or between you and the Company which may have related to the subject matter hereof in any way, any of which are hereby terminated and cancelled and of no further force or effect without the payment of any consideration by or to either you or the Company.

Amendment. The provisions of this letter agreement may be amended or waived only with the prior written consent of the Company and you, and no course of conduct or course of dealing or failure or delay by you or the Company in enforcing or exercising any of the provisions of this letter agreement shall affect the validity, binding effect or enforceability of the letter agreement or be deemed to be an implied waiver of any similar or dissimilar requirement, provision or condition of this letter agreement at the same or any prior or subsequent time.

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Jennifer Chien, page 6

August 3, 2023

Please indicate your acceptance of this letter agreement by signing a copy of this letter agreement and returning it to us.

Sincerely,

/s/ David Meeker

David Meeker
President & Chief Executive Officer

The foregoing correctly sets forth the terms of my at will employment with the Company. I am not relying on any representations other than those set forth above.

/s/ Jennifer Chien	8/3/2023
Jennifer Chien	Date

EXHIBIT A

EXECUTED NDA

[See attached]